UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  December 21, 2010

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)
On December 21, 2010, Blythe Energy, LLC (Blythe), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources), entered into an approximately $231 million limited-recourse senior secured variable rate term loan facility and a $80 million letter of credit facility, both maturing in January 2018. NextEra Energy Resources is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NextEra Energy). The full amount of the loan was drawn on December 21, 2010. Interest on the loan will be based on the six-month London InterBank Offered Rate plus a specified margin, payable semi-annually, and the principal will be partially amortizing on a semi-annual basis.  Upon funding of the loan, Blythe entered into several interest rate swaps to hedge against interest rate movements with respect to interest payments on the loan.  The proceeds of the loan were used to reimburse NextEra Energy Resources, in part, for its capital contributions related to a 507 megawatt natural gas-fired power generation facility in California.  The loan is secured by liens on the natural gas-fired power generation facility's assets, and certain other assets of, and the ownership interest in, Blythe.  NextEra Energy Capital Holdings, Inc. (Capital Holdings), a wholly-owned subsidiary of NextEra Energy, has guaranteed payment of the full amount of the debt outstanding until certain obligations related to the project are met, which date is expected to be in the first quarter of 2011.  Any payment obligations under the Capital Holdings guarantee are in turn guaranteed by NextEra Energy pursuant to a 1998 guarantee agreement with Capital Holdings. The loan agreement contains default and related acceleration provisions for the failure to make required payments, failure to comply with certain covenants, certain bankruptcy-related events, and other actions by Blythe or other parties as specified in the loan agreement.  The letter of credit facility serves as security for certain obligations under the power purchase agreements entered into by Blythe.

(b)
On December 22, 2010, an indirect wholly-owned subsidiary of NextEra Energy Resources (the borrower), entered into a Canadian $150 million, variable rate, three-year bank revolving credit agreement that expires in December 2013.  If the borrower receives sufficient commitment offers from other interested lenders, the borrower may elect to increase the principal amount of credit available under the credit agreement to an amount not to exceed Canadian $600 million.  The revolving credit term can be extended for up to one additional year with the lenders’ consent.  Borrowings under the credit agreement can be used for the borrower’s general corporate purposes, including the purchase, development, construction, and/or operation of Canadian electricity generating assets, including the repayment of debt assumed in connection with the purchase of such assets.  All borrowings under the credit agreement are guaranteed by Capital Holdings, which payment obligations are in turn guaranteed by NextEra Energy pursuant to a 1998 guarantee agreement with Capital Holdings.  As a precondition to borrow or issue letters of credit under the terms of the credit agreement, among other things, NextEra Energy’s ratio of funded debt to total capitalization must not exceed a stated ratio.  The credit agreement also contains default and related acceleration provisions relating to, among other things, NextEra Energy’s ratio of funded debt to total capitalization exceeding the specified ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)

Date:  December 22, 2010

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer